Exhibit 99.1

FOR IMMEDIATE RELEASE

AMAG Pharmaceuticals, Inc. Appoints

Frank E. Thomas as Executive Vice President and Chief Financial Officer

LEXINGTON, MA ( August 1 , 2011) — AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG), a biopharmaceutical company focused on the development and commercialization of a therapeutic iron compound to treat iron deficiency anemia, today announced the appointment of Frank E. Thomas to the position of Executive Vice President and Chief Financial Officer.  Mr. Thomas, age 41, will be responsible for the Company’s finance, accounting, treasury and corporate communications functions and will report directly to Brian J.G. Pereira, M.D., President and CEO.

During his 19-year career, Mr. Thomas has held a variety of senior executive roles in the life sciences industry. From 2008 to 2011, Mr. Thomas served as Senior Vice President, Chief Operating Officer and Chief Financial Officer for Molecular Biometrics, a medical diagnostics company focused on reproductive medicine where he established the company’s manufacturing, distribution and business processes in support of product development and commercialization. Prior to his time with Molecular Biometrics, Mr. Thomas spent four years at Critical Therapeutics, Inc., where he was promoted to President and Chief Executive Officer from the position of Senior Vice President and Chief Financial Officer to lead a turnaround effort, refocus the company on new product opportunities and improve operational execution. Mr. Thomas also served on the Board of Directors of Critical Therapeutics until 2008.  Prior to 2004, he served as Chief Financial Officer and Vice President of Finance and Investor Relations at Esperion Therapeutics, Inc., a development-stage biotechnology company focused on a cardiovascular product portfolio where he contributed to the advancement of Esperion’s product portfolio and supported the company through its eventual $1.3 billion acquisition by Pfizer, Inc.  Since 2007, Mr. Thomas has been a member of the Board of Directors of the Massachusetts Biotechnology Council.

“Frank’s broad experience in senior leadership positions of commercial public companies, particularly his commercial insights and ability to successfully lead through transitions, will be a valuable asset to AMAG and our shareholders,” said Brian J. G. Pereira, M.D., President and Chief Executive Officer of AMAG Pharmaceuticals, Inc.  “I am pleased to welcome Frank to AMAG.”

Mr. Thomas’s prior positions include senior director of finance, corporate controller and audit roles with Mechanical Dynamics Inc., and Arthur Anderson LLP from 1992 to 2000, respectively.  Mr. Thomas holds a B.B.A. in Business Administration from the University of Michigan, Ann Arbor.

About AMAG Pharmaceuticals, Inc.

AMAG Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of a therapeutic iron compound to treat iron deficiency anemia. For additional company information, please visit www.amagpharma.com.

AMAG Pharmaceuticals Contact:

Carol Miceli, 617-498-3361

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